Exhibit 99.4

FLEXSHOPPER, INC.

REPORTS THIRD QUARTER 2015 RESULTS AND GROWING ECOMMERCE BUSINESS

Boca Raton, FL (November 16, 2015) - FlexShopper, Inc. (OTCQB Symbol: FPAY, “FlexShopper”) announced today its results of continuing operations for the three and nine months ended September 30, 2015.

Three Months Ended September 30, 2015 vs. Three Months Ended September 30, 2014

•	Total revenues increased 235% to $5.41 million
•	Lease originations increased from 3,924 to 7,969 or 103%

In the second quarter of 2014, FlexShopper successfully sold its Anchor Funding Services business. Income from discontinued operations was $0 and $85,013 for the three months ended September 30, 2015 and 2014, respectively. This income combined with the net losses from continuing operations resulted in net losses of $2,149,828 ($.04 per share) and $992,138 ($.03 per share) for the three months ended September 30, 2015 and 2014, respectively.

Nine Months Ended September 30, 2015 vs. Nine Months Ended September 30, 2014

•	Total revenues increased 462% to $13.52 million
•	Lease originations increased from 6,825 to 17,980 or 163%

Income from discontinued operations was $127,789 and $596,897 for the nine months ended September 30, 2015 and 2014, respectively. This income combined with the net losses from continuing operations resulted in net losses of $5,352,100 ($.11 per share) and $2,219,684 ($.09 per share) for the nine months ended September 30, 2015 and 2014, respectively.

Management Commentary

Brad Bernstein, CEO, stated, “We are pleased with the significant year-over-year growth in our ecommerce business, primarily driven by increased traffic to our FlexShopper.com marketplace. Our payment method integrations on third party e-commerce sites have increased to five sites that feature electronics, appliances, home medical goods and musical instruments. We currently have additional integrations in our pipeline with certain large regional retailers. We feel we are well positioned to take advantage of the holiday season with all of our lease origination channels including the recently launched FlexShopper Wallet application, allowing consumers to get durable goods from major retail stores.”

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides brand name durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (www.FlexShopper.com) and patent pending LTO payment method. FlexShopper also provides LTO technology platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com